February 13, 2007

Re: Disposition and Liquidation of Wells Fund VII Limited Partnership

Dear Wells L.P. Investor:

I am very pleased to report that the consent solicitation to amend the partnership agreement and allow an affiliate of the General Partners to purchase the remaining vacant Tanglewood outparcels in Clemmons, N.C. was approved by each of the three partnerships in the joint venture that owned the outparcels. Consequently, the outparcels were sold to Wells Management on January 31, 2007. This transaction marks the successful conclusion of the investment program that was originally launched in 1994, bringing it full cycle.

Over the next several weeks, we will be concluding all the Fund's activities and liquidating the partnership. This will include determining the remaining expenses and obligations of the partnership associated with its final dissolution, including, but not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreements, and other administrative expenses. We expect that a final liquidating distribution of any unused reserves, currently estimated to be approximately $724,000, will be made to limited partners by the end of the first quarter. As a reminder, this distribution will be made in strict accordance with the partnership agreement which dictates how proceeds will be distributed. Therefore, some unit holders may not be eligible for this distribution.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

It has been our privilege to serve you and we thank you for your participation in the Wells limited partnership program.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

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This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.